EXHIBIT 99.1

ENTERPRISE FINANCIAL REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

2019 Highlights

•	Net income of $92.7 million, or $3.55 per diluted share

•	Return on average assets of 1.35%

•	Acquisition and integration of Trinity Capital Corporation (“Trinity”)

•	Repurchase of 396,737 shares at an average price of $39.13 per share

Fourth Quarter Highlights

•	Net income of $29.1 million, or $1.09 per diluted share

•	Return on average assets of 1.58%

•	Loans increased $86.3 million, or 7% annualized

•	Deposits increased $146.6 million, or 10% annualized

St. Louis, Mo. January 20, 2020. Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”) reported net income of $92.7 million, or $3.55 per diluted share, for the year ended December 31, 2019, compared to $89.2 million, or $3.83 per diluted share for the prior year period. Merger-related expenses from the Trinity acquisition reduced net income by $18.0 million pretax ($14.0 million after tax), or $0.53 per diluted share.

The Company recorded net income of $29.1 million for both the third and fourth quarters of 2019, or earnings per share of $1.08 and $1.09, respectively. Seasonally strong sales of tax credits in the fourth quarter offset the decline in incremental accretion income from the linked third quarter (“linked quarter”).

Dividends paid in 2019 of $0.62 per share increased $0.15 per share, or 32%, compared to $0.47 per share in 2018. The Company’s Board of Directors approved the Company’s quarterly dividend of $0.18 per common share for the first quarter of 2020, an increase from $0.17 for the prior quarter, payable on March 31, 2020 to shareholders of record as of March 16, 2020.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “We are pleased with another solid quarter of financial performance to close 2019. We achieved strong growth in both loans and deposits during the fourth quarter. On an annualized basis, loans grew 7% and deposits grew 10%. Given the current interest rate environment, I am pleased that our business fundamentals continued to generate robust earnings with a 1.6% return on average assets and a 19% return on average tangible common equity1.”

Lally added, “2019 was a pivotal year, as we expanded our geographic presence into New Mexico with the acquisition and integration of Trinity, organically grew the balance sheet with quality loan and deposit relationships and strategically managed our capital position to provide a high return to our shareholders. Our continued success reflects the resolve of our associates to serve the customers and communities within our market areas.”

The Company closed its acquisition of Trinity on March 8, 2019. The results of operations of Trinity are included in our consolidated results from this date forward and are excluded from preceding periods.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Net Interest Income

For 2019, net interest income totaled $238.7 million, an increase of $46.8 million, or 24%, compared to $191.9 million in the prior year. Net interest margin, on a fully tax equivalent basis, was 3.80% for 2019 compared to 3.82% for the prior year. The increase in net interest income was primarily due to the Trinity acquisition and organic growth.

Net interest income for the fourth quarter of 2019 totaled $61.6 million, a decrease of $1.4 million, from the linked quarter. Interest rates continued to decline during the fourth quarter. Portfolio loan growth, combined with the Company’s ability to modestly reprice deposits, helped to deliver a consistent level of core net interest income1 of $61.0 million for both the third and fourth quarter. The impact of lower interest rates on loan yields was offset by an increase in average loans, a decrease in the cost of interest-bearing liabilities and growth in noninterest-bearing deposits that resulted in a reduction in wholesale borrowings.

Core net interest income and core net interest margin noted in the table below exclude incremental accretion on non-core acquired loans.

	Quarter ended			Year ended
($ in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net interest income	$61,613	$63,046	$50,593	$238,717	$191,905
Less: Incremental accretion income[2]	576	2,140	2,109	4,783	3,701
Core net interest income[3]	$61,037	$60,906	$48,484	$233,934	$188,204

Net interest margin (fully tax equivalent)	3.68%	3.81%	3.94%	3.80%	3.82%
Core net interest margin[3] (fully tax equivalent)	3.64%	3.69%	3.77%	3.73%	3.75%
2 Represents incremental accretion income on non-core acquired loans which were acquired from the FDIC and previously covered by shared-loss agreements.
3 Core net interest income and core net interest margin are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Average Balance Sheet

The following tables present, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax equivalent basis.

	Quarter ended
	December 31, 2019			September 30, 2019			December 31, 2018
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$5,279,500	$67,085	5.04%	$5,178,009	$69,193	5.30%	$4,272,132	$56,431	5.24%
Investments in debt and equity securities*	1,322,017	9,699	2.91	1,312,860	9,610	2.90	769,461	5,291	2.73
Short-term investments	102,989	406	1.56	113,214	572	2.00	76,726	364	1.88
Total earning assets	6,704,506	77,190	4.57	6,604,083	79,375	4.77	5,118,319	62,086	4.81

Noninterest-earning assets	617,990			618,274			400,421

Total assets	$7,322,496			$7,222,357			$5,518,740

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,325,363	$1,620	0.48%	$1,356,328	$2,048	0.60%	$864,175	$1,221	0.56%
Money market accounts	1,693,357	5,797	1.36	1,639,603	6,959	1.68	1,541,832	6,140	1.58
Savings	543,571	195	0.14	548,109	232	0.17	206,503	168	0.32
Certificates of deposit	846,253	4,096	1.92	820,943	3,970	1.92	696,803	3,053	1.74
Total interest-bearing deposits	4,408,544	11,708	1.05	4,364,983	13,209	1.20	3,309,313	10,582	1.27
Subordinated debentures	141,217	1,945	5.46	141,136	1,956	5.50	118,146	1,493	5.01
FHLB advances	291,057	1,371	1.87	378,207	2,203	2.31	178,185	1,121	2.50
Securities sold under agreements to repurchase	170,481	308	0.72	155,238	327	0.84	151,031	205	0.54
Other borrowings	36,220	293	3.21	37,817	337	3.54	1,391	8	2.28
Total interest-bearing liabilities	5,047,519	15,625	1.23	5,077,381	18,032	1.41	3,758,066	13,409	1.42

Noninterest-bearing liabilities:
Demand deposits	1,347,748			1,232,360			1,125,321
Other liabilities	67,555			68,642			37,489
Total liabilities	6,462,822			6,378,383			4,920,876
Shareholders' equity	859,674			843,974			597,864
Total liabilities and shareholders' equity	$7,322,496			$7,222,357			$5,518,740

Core net interest income[1]		61,565			61,343			48,677
Core net interest margin[1]			3.64%			3.69%			3.77%

Incremental accretion on non-core acquired loans		576			2,140			2,109

Total net interest income		$62,141			$63,483			$50,786
Net interest margin			3.68%			3.81%			3.94%
* Non-taxable income is presented on a fully tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $0.5 million for the three months ended December 31, 2019, $0.4 million for the three months ended September 30, 2019, and $0.2 million for the three months ended December 31, 2018.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

The core net interest margin1 decreased five basis points to 3.64% during the fourth quarter 2019 primarily due to a 26-basis point decrease in loan yields. This is a result of the decline of both the one-month LIBOR and Prime interest rates during the fourth quarter, which impacted the underlying interest rates of the Company’s loan portfolio, 59% of which is priced to variable interest rate indices. In response, the Company was successful in lowering the cost of interest-bearing transaction accounts and money market accounts by 12 basis points and 32 basis points, respectively, in the fourth quarter to partially offset the decrease in margin from the lower loan yield. Additionally, seasonal growth in noninterest-bearing deposits in the fourth quarter reduced the use of higher-cost wholesale borrowings.

The Company manages its balance sheet in part to defend against pressures on core net interest margin, which could be negatively impacted by continued competition for deposits, current interest rate conditions, and downward movement in short-term rates.

Loans

The following table presents total loans for the most recent five quarters.

	Quarter ended
				March 31, 2019
($ in thousands)	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Trinity[b]	Legacy EFSC[b]	Consolidated	Dec 31, 2018
C&I - general	$1,186,667	$1,174,569	$1,103,908	$65,122	$1,063,633	$1,128,755	$995,491
CRE investor owned - general	1,290,258	1,281,332	1,235,596	304,615	878,856	1,183,471	862,423
CRE owner occupied - general	582,579	566,219	591,401	91,758	484,268	576,026	496,835
Enterprise value lending[a]	428,896	417,521	445,981	—	439,500	439,500	465,992
Life insurance premium financing[a]	472,822	468,051	465,777	—	440,693	440,693	417,950
Residential real estate - general	366,261	386,174	409,200	137,487	295,069	432,556	304,671
Construction and land development - general	428,681	403,590	376,597	70,251	274,956	345,207	310,832
Tax credits[a]	294,210	265,626	268,405	—	235,454	235,454	262,735
Agriculture	139,873	136,249	131,671	—	126,088	126,088	136,188
Consumer and other - general	124,090	128,683	120,961	12,835	96,492	109,327	96,884
Total Loans	$5,314,337	$5,228,014	$5,149,497	$682,068	$4,335,009	$5,017,077	$4,350,001

Total loan yield	5.08%	5.47%	5.49%			5.50%	5.44%
Total C&I loans to total loans	44%	44%	44%			44%	49%
Variable interest rate loans to total loans	59%	60%	60%			60%	62%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation
[a] Specialized categories may include a mix of C&I, CRE, Construction and land development, or Consumer and other loans.
[b] Amounts reported are as of March 31, 2019 and are separately shown attributable to the Trinity loan portfolio and related operations acquired on March 8, 2019, and the Company’s pre-Trinity acquisition loan portfolio and related operations.

Loans totaled $5.3 billion at December 31, 2019, increasing $86.3 million, or 7% annualized, compared to the linked quarter. In 2019, loans increased $964.3 million primarily due to the Trinity acquisition and organic growth, or 7% excluding loans attributed to New Mexico. We expect loan growth in 2020 to be 6-8%.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loan growth, coupled with fixed-rate CRE lending, supports management’s efforts to maintain a flexible asset sensitive interest rate risk position.

Asset Quality

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters.

	Quarter ended
($ in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Nonperforming loans	$26,425	$15,569	$19,842	$9,607	$16,745
Other real estate	6,344	8,498	10,531	6,804	469
Nonperforming assets	$32,769	$24,067	$30,373	$16,411	$17,214

Nonperforming loans to total loans	0.50%	0.30%	0.39%	0.19%	0.38%
Nonperforming assets to total assets	0.45	0.33	0.42	0.24	0.30
Allowance for loan losses to total loans	0.81	0.85	0.85	0.86	1.00
Net charge-offs	$2,544	$1,070	$970	$1,826	$2,822

Nonperforming assets increased $8.7 million to $32.8 million at December 31, 2019 from $24.1 million at September 30, 2019. The increase was primarily from the addition of a $12.9 million nonaccrual loan, partially offset by a $2.2 million decrease in other nonaccrual loans and a $2.2 million decrease in other real estate. The addition of the $12.9 million nonaccrual loan did not significantly impact the provision for loan losses, as the reserve coverage on the loan had been primarily recorded in prior periods.

The Company recorded a provision for loan losses of $6.4 million in 2019, compared to $6.6 million in the prior year. In the fourth quarter 2019, the provision for loan losses was $1.3 million compared to $1.8 million in the linked quarter. Net charge-offs to average loans totaled 0.13% for both 2019 and 2018. The decrease in the ratio of allowance for loan losses to total loans to 0.81% at December 31, 2019, from 0.85% at September 30, 2019, was due to a 24% decrease in substandard loans and net charge-offs of $2.5 million.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Deposits

The following table presents total deposits for the most recent five quarters.

			Quarter ended
				March 31, 2019
($ in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	Trinity[a]	Legacy EFSC[a]	Consolidated	December 31, 2018
Noninterest-bearing accounts	$1,327,348	$1,295,450	$1,181,577	$169,344	$1,017,164	$1,186,508	$1,100,718
Interest-bearing transaction accounts	1,367,444	1,307,855	1,392,586	401,257	988,569	1,389,826	1,037,684
Money market and savings accounts	2,249,784	2,201,052	2,162,605	390,192	1,765,839	2,156,031	1,765,154
Brokered certificates of deposit	215,758	209,754	213,138	—	180,788	180,788	198,981
Other certificates of deposit	610,689	610,269	609,432	133,556	490,404	623,960	485,448
Total deposit portfolio	$5,771,023	$5,624,380	$5,559,338	$1,094,349	$4,442,764	$5,537,113	$4,587,985

Noninterest-bearing deposits to total deposits	23.0%	23.0%	21.3%	15.5%	22.9%	21.4%	24.0%

[a]Amounts reported are as of March 31, 2019 and are shown separately attributable to the Trinity deposit portfolio and related operations acquired on March 8, 2019, and the Company’s pre-Trinity acquisition deposit portfolio and related operations.

Total deposits at December 31, 2019 were $5.8 billion, an increase of $146.6 million from September 30, 2019, and an increase of $1.2 billion, or 26%, from December 31, 2018. The increase over the prior year period was primarily due to the Trinity acquisition.

Core deposits, defined as total deposits excluding time deposits, were $4.9 billion at December 31, 2019, an increase of $140.2 million, or 12% on an annualized basis, from the linked quarter, and an increase of $1.0 billion, or 27%, from the prior year period.

Noninterest-bearing deposits increased $31.9 million compared to September 30, 2019, and increased $226.6 million compared to December 31, 2018. The total cost of deposits was 0.81% for the fourth quarter, reflecting the deposit repricing discussed previously, compared to 0.94% in the linked quarter and 0.95% in the prior year quarter.

Noninterest Income

Total noninterest income for 2019 was $49.2 million, an increase of $10.8 million, or 28%, from 2018. This improvement was primarily due to the following:
For the full year:

◦	Deposit service charges increased $1.1 million or 9%

◦	Wealth management revenue increased $1.7 million or 21%

◦	Income from card services increased $2.5 million or 37%

◦	Tax credit income increased $2.6 million or 91%

◦	Other income increased $2.7 million, or 31%, due to swap fees, sublease income, and BOLI income

The bullet points above are inclusive of $7.9 million attributed to the acquisition of Trinity.

For the quarter ended December 31, 2019, total noninterest income was $14.4 million, an increase of $0.9 million, or 6%, from the linked quarter. Noninterest income in the linked quarter included $1.3 million of gains on investment sales and loan workout income that did not reoccur in the fourth quarter. Tax credit income was seasonally strong at $3.4 million for the fourth quarter 2019, compared to $1.2 million in the linked third quarter, due primarily to state tax credit sales.

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Noninterest Expenses

Noninterest expense for 2019 was $165.5 million, an increase of $46.5 million, or 39%, from 2018. The acquisition of Trinity contributed $24.5 million of the current year increase. In addition, merger-related expenses were $18.0 million in 2019. The Company’s efficiency ratio was 57.5% in 2019, compared to 51.7% for the prior year. The increase in 2019 was primarily due to merger-related expenses incurred for the Trinity acquisition. The Company’s core efficiency ratio1 was 52.4% in 2019, compared to 52.0% for the prior year.

For the fourth quarter 2019, noninterest expense was $38.4 million, an increase of $0.1 million from the linked quarter. Included in the fourth quarter were other real estate owned valuation adjustments of $0.8 million that were partially offset by a decrease in other expenses. The fourth quarter efficiency ratio was 50.4% compared to 50.0% in the linked quarter. The Company’s core efficiency ratio1 was 50.7% for the fourth quarter compared to 51.7% for the linked quarter. The decrease in the core efficiency ratio from the linked quarter is reflective of higher operating revenue, including seasonal tax credit income, and holding noninterest expense steady.

Income Taxes

The Company’s effective tax rate was 20.1% in 2019 compared to 14.7% for the prior year. The lower rate for the prior year resulted from a non-recurring reduction of income tax expense of $2.7 million from a tax planning election.

The effective tax rate was 19.9% for the fourth quarter of 2019, compared to 20.4% for the linked quarter. The Company expects its effective tax rate for 2020 to be approximately 20-21%.

Capital

The following table presents various EFSC capital ratios:

	Quarter ended
Percent	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Total risk-based capital to risk-weighted assets	12.89%	12.72%	12.62%	12.86%	13.02%
Tier 1 capital to risk weighted assets	11.38	11.17	11.06	11.25	11.14
Common equity tier 1 capital to risk-weighted assets	9.88	9.64	9.51	9.64	9.79
Tangible common equity to tangible assets[1]	8.89	8.54	8.43	8.35	8.66

Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Use of Non-GAAP Financial Measures

The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as adjusted EPS, core net interest income, core net interest margin, tangible common equity, core efficiency ratios, ROATCE, adjusted ROAA, adjusted ROAE, and adjusted ROATCE, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its adjusted EPS, core net interest income, core net interest margin, core efficiency ratio, adjusted ROAA, adjusted ROAE, ROATCE, adjusted ROATCE, and the tangible common equity ratio, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans, which were acquired from the FDIC and previously covered by loss share agreements, and the related income and expenses, the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude expenses directly related to non-core acquired loans. Core performance measures also exclude certain other income and expense items, such as merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information

The Company will host a conference call and webcast at 2:30 p.m. Central Time on Tuesday, January 21, 2020. During the call, management will review the fourth quarter and full year of 2019 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-367-2403 (Conference ID #9295717). A recorded replay of the conference call will be available on the website two hours after the call’s completion. Visit http://bit.ly/EFSC4Q2019earnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

About Enterprise

Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $7 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates 34 branch offices in Arizona, Kansas, Missouri and New Mexico. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements

Readers should note that, in addition to the historical information contained herein, this press release may contain “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include projections based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, shareholder value creation and the impact of the acquisition of Trinity and its wholly-owned subsidiary, Los Alamos National Bank, and other acquisitions.

Forward-looking statements include, but are not limited to, statements about the Company’s plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company’s plans, objectives, expectations or consequences of announced transactions. The Company uses words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” and “intend”, and variations of such words and similar expressions, in this release to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s ability to efficiently integrate acquisitions, including the Trinity acquisition, into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting policies and practices or accounting standards, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption on January 1, 2020, uncertainty regarding the future of LIBOR, as well as other risk factors described in the Company’s 2018 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

1 A non-GAAP measure. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended					Year ended
($ in thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
EARNINGS SUMMARY
Net interest income	$61,613	$63,046	$61,715	$52,343	$50,593	$238,717	$191,905
Provision for loan losses	1,341	1,833	1,722	1,476	2,120	6,372	6,644
Noninterest income	14,418	13,564	11,964	9,230	10,702	49,176	38,347
Noninterest expense	38,354	38,239	49,054	39,838	30,747	165,485	119,031
Income before income tax expense	36,336	36,538	22,903	20,259	28,428	116,036	104,577
Income tax expense	7,246	7,469	4,479	4,103	4,899	23,297	15,360
Net income	$29,090	$29,069	$18,424	$16,156	$23,529	$92,739	$89,217

Diluted earnings per share	$1.09	$1.08	$0.68	$0.67	$1.02	$3.55	$3.83
Return on average assets	1.58%	1.60%	1.05%	1.10%	1.69%	1.35%	1.64%
Return on average common equity	13.43	13.66	9.09	9.89	15.61	11.66	15.46
Return on average tangible common equity	18.54	19.08	12.92	12.93	19.79	16.08	19.83
Net interest margin (fully tax equivalent)	3.68	3.81	3.86	3.87	3.94	3.80	3.82
Core net interest margin (fully tax equivalent)[1]	3.64	3.69	3.80	3.79	3.77	3.73	3.75
Efficiency ratio	50.45	49.91	66.58	64.70	50.16	57.48	51.70
Core efficiency ratio[1]	50.73	51.73	53.30	54.06	49.77	52.36	52.04

Total assets	$7,333,791	$7,346,791	$7,181,855	$6,932,757	$5,645,662
Total average assets	7,322,496	7,222,357	7,057,605	5,956,086	5,518,740	$6,894,291	$5,436,963
Total deposits	5,771,023	5,624,380	5,559,338	5,537,113	4,587,985
Total average deposits	5,756,292	5,597,343	5,582,072	4,699,490	4,434,634	5,412,211	4,262,028
Period end common shares outstanding	26,543	26,613	26,906	26,878	22,812
Dividends per common share	$0.17	$0.16	$0.15	$0.14	$0.13	$0.62	$0.47
Tangible book value per common share	$23.76	$22.82	$21.74	$20.80	$20.95
Tangible common equity to tangible assets[1]	8.89%	8.54%	8.43%	8.35%	8.66%
Total risk-based capital to risk-weighted assets	12.89	12.72	12.62	12.86	13.02

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended					Year ended
($ in thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$77,238	$81,078	$79,201	$67,617	$64,002	$305,134	$237,802
Total interest expense	15,625	18,032	17,486	15,274	13,409	66,417	45,897
Net interest income	61,613	63,046	61,715	52,343	50,593	238,717	191,905
Provision for loan losses	1,341	1,833	1,722	1,476	2,120	6,372	6,644
Net interest income after provision for loan losses	60,272	61,213	59,993	50,867	48,473	232,345	185,261

NONINTEREST INCOME
Deposit service charges	3,254	3,246	3,366	2,935	2,894	12,801	11,749
Wealth management revenue	2,618	2,661	2,661	1,992	1,974	9,932	8,241
Card services revenue	2,409	2,494	2,461	1,790	1,760	9,154	6,686
Tax credit income	3,425	1,238	572	158	2,312	5,393	2,820
Gain (loss) on sale of investment securities	(94)	337	—	—	—	243	9
Other income	2,806	3,588	2,904	2,355	1,762	11,653	8,842
Total noninterest income	14,418	13,564	11,964	9,230	10,702	49,176	38,347

NONINTEREST EXPENSE
Employee compensation and benefits	20,411	20,845	20,687	19,352	16,669	81,295	66,039
Occupancy	3,461	3,179	3,188	2,637	2,408	12,465	9,550
Merger related expenses	—	393	10,306	7,270	1,271	17,969	1,271
Other	14,482	13,822	14,873	10,579	10,399	53,756	42,171
Total noninterest expenses	38,354	38,239	49,054	39,838	30,747	165,485	119,031

Income before income tax expense	36,336	36,538	22,903	20,259	28,428	116,036	104,577
Income tax expense	7,246	7,469	4,479	4,103	4,899	23,297	15,360
Net income	$29,090	$29,069	$18,424	$16,156	$23,529	$92,739	$89,217

Basic earnings per share	$1.10	$1.09	$0.69	$0.68	$1.02	$3.56	$3.86
Diluted earnings per share	1.09	1.08	0.68	0.67	1.02	3.55	3.83

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
BALANCE SHEETS
ASSETS
Cash and due from banks	$74,769	$153,730	$106,835	$85,578	$91,511
Interest-earning deposits	96,217	106,747	85,315	139,389	108,226
Debt and equity investments	1,354,527	1,354,986	1,328,767	1,198,413	813,702
Loans held for sale	5,570	6,281	1,437	654	392

Loans	5,314,337	5,228,014	5,149,497	5,017,077	4,350,001
Less: Allowance for loan losses	43,288	44,555	43,822	43,095	43,476
Total loans, net	5,271,049	5,183,459	5,105,675	4,973,982	4,306,525
Fixed assets, net	60,013	59,216	58,888	60,301	32,109
Goodwill	210,344	211,251	211,251	207,632	117,345
Intangible assets, net	26,076	27,626	29,201	31,048	8,553
Other assets	235,226	243,495	254,486	235,760	167,299
Total assets	$7,333,791	$7,346,791	$7,181,855	$6,932,757	$5,645,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,327,348	$1,295,450	$1,181,577	$1,186,508	$1,100,718
Interest-bearing deposits	4,443,675	4,328,930	4,377,761	4,350,605	3,487,267
Total deposits	5,771,023	5,624,380	5,559,338	5,537,113	4,587,985
Subordinated debentures	141,258	141,179	141,100	140,668	118,156
FHLB advances	222,406	461,426	389,446	180,466	70,000
Other borrowings	265,172	199,634	198,104	212,171	223,450
Other liabilities	66,747	74,077	68,366	64,504	42,267
Total liabilities	6,466,606	6,500,696	6,356,354	6,134,922	5,041,858
Shareholders’ equity	867,185	846,095	825,501	797,835	603,804
Total liabilities and shareholders’ equity	$7,333,791	$7,346,791	$7,181,855	$6,932,757	$5,645,662

Average Balance Sheets
The following table presents, for the periods indicated, certain information related to our average interest-earning assets and interest-bearing liabilities, as well as, the corresponding interest rates earned and paid, all on a tax equivalent basis.

	Year ended
	December 31, 2019			December 31, 2018
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans, excluding incremental accretion*	$5,018,568	$265,081	5.28%	$4,222,359	$213,980	5.07%
Investments in debt and equity securities*	1,196,074	34,753	2.91	752,265	19,801	2.63
Short-term investments	107,433	2,128	1.98	66,771	1,141	1.71
Total earning assets	6,322,075	301,962	4.78	5,041,395	234,922	4.66

Noninterest-earning assets	572,216			395,568

Total assets	$6,894,291			$5,436,963

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,286,641	$7,592	0.59%	$827,155	$3,643	0.44%
Money market accounts	1,608,349	26,267	1.63	1,488,238	19,361	1.30
Savings	489,310	841	0.17	206,286	597	0.29
Certificates of deposit	799,079	15,156	1.90	653,486	10,168	1.56
Total interest-bearing deposits	4,183,379	49,856	1.19	3,175,165	33,769	1.06
Subordinated debentures	136,950	7,507	5.48	118,129	5,798	4.91
FHLB advances	287,474	6,668	2.32	271,493	5,556	2.05
Securities sold under agreements to repurchase	169,179	1,246	0.74	170,963	755	0.44
Other borrowings	32,392	1,140	3.52	773	19	2.46
Total interest-bearing liabilities	4,809,374	66,417	1.38	3,736,523	45,897	1.23

Noninterest-bearing liabilities:
Demand deposits	1,228,832			1,086,863
Other liabilities	60,608			36,617
Total liabilities	6,098,814			4,860,003
Shareholders’ equity	795,477			576,960
Total liabilities and shareholders’ equity	$6,894,291			$5,436,963

Core net interest income[1]		235,545			189,025
Core net interest margin[1]			3.73%			3.75%

Incremental accretion on non-core acquired loans		4,783			3,700

Total net interest income		$240,328			$192,725
Net interest margin			3.80%			3.82%
* Non-taxable income is presented on a fully tax-equivalent basis using a 24.7% tax rate. The tax-equivalent adjustments were $1.6 million, and $0.8 million for the years ended December 31, 2019, and 2018, respectively.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
($ in thousands)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
LOAN PORTFOLIO
Commercial and industrial	$2,361,157	$2,303,495	$2,265,480	$2,227,050	$2,123,167
Commercial real estate	1,997,321	1,967,888	1,940,958	1,870,040	1,481,834
Construction real estate	457,273	433,486	404,557	369,365	334,645
Residential real estate	366,261	386,173	409,200	432,902	305,026
Consumer and other	132,325	136,972	129,302	117,720	105,329
Total loans	$5,314,337	$5,228,014	$5,149,497	$5,017,077	$4,350,001

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,327,348	$1,295,450	$1,181,577	$1,186,508	$1,100,718
Interest-bearing transaction accounts	1,367,444	1,307,855	1,392,586	1,389,826	1,037,684
Money market and savings accounts	2,249,784	2,201,052	2,162,605	2,156,031	1,765,154
Brokered certificates of deposit	215,758	209,754	213,138	180,788	198,981
Other certificates of deposit	610,689	610,269	609,432	623,960	485,448
Total deposit portfolio	$5,771,023	$5,624,380	$5,559,338	$5,537,113	$4,587,985

AVERAGE BALANCES
Total loans	$5,279,500	$5,178,009	$5,095,181	$4,511,387	$4,272,132
Debt and equity investments	1,322,017	1,312,860	1,246,529	896,936	769,461
Interest-earning assets	6,704,506	6,604,083	6,453,001	5,510,489	5,118,319
Total assets	7,322,496	7,222,357	7,057,605	5,956,086	5,518,740
Deposits	5,756,292	5,597,343	5,582,072	4,699,490	4,434,634
Shareholders’ equity	859,674	843,974	813,106	662,454	597,864
Tangible common equity[1]	622,502	604,331	571,890	506,560	471,678

YIELDS (fully tax equivalent)
Total loans	5.08%	5.47%	5.49%	5.50%	5.44%
Debt and equity investments	2.91	2.90	2.95	2.84	2.73
Interest-earning assets	4.60	4.90	4.95	4.99	4.98
Interest-bearing deposits	1.05	1.20	1.21	1.33	1.27
Total deposits	0.81	0.94	0.94	1.02	0.95
Subordinated debentures	5.46	5.50	5.57	5.38	5.01
FHLB advances and other borrowed funds	1.57	1.99	2.07	1.75	1.60
Interest-bearing liabilities	1.23	1.41	1.42	1.49	1.42
Net interest margin	3.68	3.81	3.86	3.87	3.94
1Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
ASSET QUALITY
Net charge-offs	$2,544	$1,070	$970	$1,826	$2,822
Nonperforming loans	26,425	15,569	19,842	9,607	16,745
Classified assets	85,897	93,984	91,715	79,750	70,126
Nonperforming loans to total loans	0.50%	0.30%	0.39%	0.19%	0.38%
Nonperforming assets to total assets	0.45	0.33	0.42	0.24	0.30
Allowance for loan losses to total loans	0.81	0.85	0.85	0.86	1.00
Allowance for loan losses to nonperforming loans	163.8	286.2	220.9	448.6	259.6
Net charge-offs to average loans (annualized)	0.19	0.08	0.08	0.16	0.26

WEALTH MANAGEMENT
Trust assets under management	$1,671,082	$1,583,260	$1,627,050	$1,587,627	$1,119,329
Trust assets under administration	2,524,478	2,404,950	2,428,551	2,405,673	1,811,512

MARKET DATA
Book value per common share	$32.67	$31.79	$30.68	$29.68	$26.47
Tangible book value per common share[1]	23.76	22.82	21.74	20.80	20.95
Market value per share	48.21	40.75	41.60	40.77	37.63
Period end common shares outstanding	26,543	26,613	26,906	26,878	22,812
Average basic common shares	26,540	26,778	26,887	23,927	23,014
Average diluted common shares	26,668	26,868	26,940	24,083	23,170

CAPITAL
Total risk-based capital to risk-weighted assets	12.89%	12.72%	12.62%	12.86%	13.02%
Tier 1 capital to risk-weighted assets	11.38	11.17	11.06	11.25	11.14
Common equity tier 1 capital to risk-weighted assets	9.88	9.64	9.51	9.64	9.79
Tangible common equity to tangible assets[1]	8.89	8.54	8.43	8.35	8.66

[1]Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	Quarter ended					Year ended
($ in thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
CORE PERFORMANCE MEASURES
Net interest income	$61,613	$63,046	$61,715	$52,343	$50,593	$238,717	$191,905
Less: Incremental accretion income	576	2,140	910	1,157	2,109	4,783	3,701
Core net interest income	61,037	60,906	60,805	51,186	48,484	233,934	188,204

Total noninterest income	14,418	13,564	11,964	9,230	10,702	49,176	38,347
Less: Other income from non-core acquired assets	4	1,001	2	365	10	1,372	1,048
Less: Gain (loss) on sale of investment securities	(94)	337	—	—	—	243	9
Less: Other non-core income	—	—	266	—	26	266	675
Core noninterest income	14,508	12,226	11,696	8,865	10,666	47,295	36,615

Total core revenue	75,545	73,132	72,501	60,051	59,150	281,229	224,819

Total noninterest expense	38,354	38,239	49,054	39,838	30,747	165,485	119,031
Less: Other expenses related to non-core acquired loans	33	18	103	103	40	257	(163)
Less: Facilities disposal	—	—	—	—	—	—	239
Less: Merger related expenses	—	393	10,306	7,270	1,271	17,969	1,271
Less: Non-recurring excise tax	—	—	—	—	—	—	682
Core noninterest expense	38,321	37,828	38,645	32,465	29,436	147,259	117,002

Core efficiency ratio	50.73%	51.73%	53.30%	54.06%	49.77%	52.36%	52.04%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$62,141	$63,483	$62,109	$52,595	$50,786	$240,328	$192,725
Less: Incremental accretion income	576	2,140	910	1,157	2,109	4,783	3,701
Core net interest income	$61,565	$61,343	$61,199	$51,438	$48,677	$235,545	$189,024

Average earning assets	$6,704,506	$6,604,083	$6,453,005	$5,510,489	$5,118,319	$6,322,075	$5,041,395
Reported net interest margin	3.68%	3.81%	3.86%	3.87%	3.94%	3.80%	3.82%
Core net interest margin	3.64	3.69	3.80	3.79	3.77	3.73	3.75

	Quarter ended
($ in thousands)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
SHAREHOLDERS’ EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders’ equity	$867,185	$846,095	$825,501	$797,835	$603,804
Less: Goodwill	210,344	211,251	211,251	207,632	117,345
Less: Intangible assets	26,076	27,626	29,201	31,048	8,553
Tangible common equity	$630,765	$607,218	$585,049	$559,155	$477,906

Total assets	$7,333,791	$7,346,791	$7,181,855	$6,932,757	$5,645,662
Less: Goodwill	210,344	211,251	211,251	207,632	117,345
Less: Intangible assets	26,076	27,626	29,201	31,048	8,553
Tangible assets	$7,097,371	$7,107,914	$6,941,403	$6,694,077	$5,519,764

Tangible common equity to tangible assets	8.89%	8.54%	8.43%	8.35%	8.66%

	Quarter ended
($ in thousands)	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018
AVERAGE SHAREHOLDERS’ EQUITY AND AVERAGE TANGIBLE COMMON EQUITY
Average shareholder’s equity	$859,674	$843,974	$597,864
Less average goodwill	210,344	211,251	117,345
Less average intangible assets	26,828	28,392	8,841
Average tangible common equity	$622,502	$604,331	$471,678

	Quarter ended			Year ended
(in thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018	Dec 31, 2019
IMPACT OF MERGER-RELATED EXPENSES
Net income - GAAP	$29,090	$29,069	$23,529	$92,739
Merger related expenses	—	393	1,271	17,969
Related tax effect	—	(97)	(207)	(3,963)
Adjusted net income - Non-GAAP	$29,090	$29,365	$24,593	$106,745

Average diluted common shares	26,668	26,868	23,170	26,159
EPS - GAAP net income	$1.09	$1.08	$1.02	$3.55
EPS - Adjusted net income	1.09	1.09	1.06	4.08

Average assets	$7,322,496	$7,222,357	$5,518,740	$6,894,291
ROAA - GAAP net income	1.58%	1.60%	1.69%	1.35%
ROAA - Adjusted net income	1.58	1.61	1.77	1.55

Average shareholder’s equity	$859,674	$843,974	$597,864	$795,477
ROAE - GAAP net income	13.42%	13.66%	15.61%	11.66%
ROAE - Adjusted net income	13.42	13.80	16.32	13.42

Average tangible common equity	$622,502	$604,331	$471,678	$576,716
ROATCE - GAAP net income	18.54%	19.08%	19.79%	16.08%
ROATCE - Adjusted net income	18.54	19.28	20.69	18.51